Exhibit 99


          AMDURA (R)





                   AMDURA CORPORATION ANNOUNCES MERGER WITH FKI plc


          FOR IMMEDIATE RELEASE

               SOUTHBURY, CONNECTICUT, March 16, 1995 -- AMDURA Corporation (NYSE: ADU) today announced that it has entered into an Agreement and Plan of Merger with FKI plc, a diversified manufacturer based in the United Kingdom, pursuant to which a subsidiary of FKI will commence a tender offer for all outstanding shares of Amdura common stock at $2.30 per share in cash. The Agreement provides that following successful completion of the tender offer, an FKI subsidiary and Amdura will merge and each remaining share of common stock will be converted into the right to receive $2.30 per share and each share of Amdura's outstanding preferred stock will be converted into the right to receive $2,500 per share in cash. Amdura's Board of Directors unanimously approved the Agreement and Plan of Merger and recommends that stockholders accept the offer and approve the merger.

               In connection with the merger agreement, Investor Trading AB, Orcas LP, Internationale Nederlanden (US) Capital Corporation and The Network Company II Limited, holders of an aggregate of 16,410,651 shares, or approximately 67 percent of the outstanding Amdura common stock, have entered into an agreement with FKI pursuant to which, among other things, they have agreed to tender all of their shares in the FKI offer unless the Board of Directors of Amdura withdraws its recommendation of FKI's offer in order to approve a more favorable offer from a third party. The stockholders other than Investor Trading AB have further agreed to pay FKI one-half of the difference between the tender offer price and the consideration received in an alternative transaction.

               The tender offer is subject to a number of conditions, including the receipt by FKI of at least a majority of Amdura common stock.

               FKI, headquartered in West Yorkshire, England, is an international conglomerate serving the materials handling, hardware, automotive, engineering and process control markets.

               AMDURA Corporation, headquartered in Southbury, Connecticut, operates primarily through two subsidiaries, The Crosby Group, Inc. and The Harris Waste Management Group, Inc. Crosby,




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          headquartered in Tulsa, Oklahoma, designs and manufactures lifting equipment, hardware and accessories for use in energy, construction, manufacturing, marine and transportation applications. Harris, headquartered in Peachtree City, Georgia, is engaged in manufacturing and marketing equipment for plastic, paper and ferrous and non-ferrous scrap metal processing, as well as waste recycling and solid waste disposal.

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          FOR FURTHER INFORMATION, CONTACT:

          C. David Bushley, Chief Financial Officer
          phone: (203) 262-0570